EXHIBIT 10.1

Patent and Know-How License Agreement

This Patent and Know-How License Agreement (“Agreement”), dated as of August 18, 2023 (the “Effective Date”), is by and between Defiant Technologies Inc., a Delaware corporation, with offices located at 6814 Academy Parkway W NE, Albuquerque, NM, 87109 (“Licensor”), and Global Innovative Platforms Inc., a Delaware corporation, with offices located at 629 Guild Drive, Venice, Florida 34285 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor owns the entire right, title, and interest in and has the right to license to Licensee the Licensed Patents (as defined herein) and Licensed Know-How (as defined herein); and

WHEREAS, Licensee wishes to practice the Licensed Patents and Licensed Know-How in the animal testing market worldwide in connection with the Licensed Products and Licensor is willing to grant to Licensee a license to and under the Licensed Patents and Licensed Know-How on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” has the meaning set forth in Section 15.1.

“Affiliate” of an Entity means any other Entity that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Entity, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than 50 percent (50%) of the voting securities of a Entity, and “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Auditor” has the meaning set forth in Section 7.2(a).

“Business Day” means a day other than a Saturday, Sunday, or federal holiday.

“Change of Control” means with respect to an Entity: (a) an acquisition, reorganization, merger, or consolidation of such Entity by or with any other Entity in which the holders of the voting securities of such Entity outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which any other Entity, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Entity; or (c) the sale or other transfer to any other Entity of all or substantially all of such Entity’s assets.

“Confidential Information” means all non-public, confidential, or proprietary information of Licensor or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and includes any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, specifically: (a) the Licensed Know-How; (b) Licensor’s other unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; and (c) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials prepared by or for Licensee or its Affiliates that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part.

Confidential Information does not include information that Licensee can demonstrate by documentation: was already known to Licensee or its Affiliates without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of Licensor; was or is independently developed by Licensee or its Affiliates without reference to or use of any Confidential Information; was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, Licensee or its Affiliates; or was received by Licensee or its Affiliates from a third party who was not, at the time, under any obligation to Licensor or any other Entity to maintain the confidentiality of such information.

“Effective Date” has the meaning set forth in the preamble.

“Field of Use” means animal testing and all commercial applications relates to the animal market on a global basis.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement” means any modification of or improvement or enhancement to any Licensed Product or Licensed Know-How.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by Licensor.

“Licensed Patent(s)” means the patents and patent applications listed in Schedule A together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing, or any new patents and/or patent applications, that are filed or issued within three (3) years after the Effective Date.

“Licensed Patent Challenge” has the meaning set forth in Section 9.

“Licensed Product(s)” means any product the manufacture, use, offer for sale, sale, or importation of which by Licensee would, but for this Agreement, infringe a Valid Claim and/or that incorporate or use any element of the Licensed Know-How in its design or manufacture. Licensed Products also include products utilizing Licensor’s hardware.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.

“Minimum Royalty” means the $50,000 minimum monthly installment for five months beginning 30 days from the Effective Date.

“Net Sales” means the gross amount received by Licensee or any of its Affiliates to any third party for the sale to such third party of Licensed Products less the sum of the following deductions and offsets that are actually incurred, allowed, accrued, paid, or taken and are allocated with respect to such sale or distribution, but solely to the extent that such deductions or offsets are not otherwise recovered by or reimbursed to Licensee or the applicable Affiliate or Sublicensee: (a) discounts allowed in amounts customary in the trade; (b) sales, tariff duties, and use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns. No deductions from Net Sales may be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products will be considered “sold” upon Licensee’s actual receipt of cash associated with such Licensed Products.

All calculations of Net Sales must be in accordance with GAAP and based on, or valued as if based on, bona fide arms’ length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer price. Transfers of Licensed Products to an Affiliate for internal use (but not resale) by the Affiliate will be treated as sales by Licensee at Licensee’s list price. Net Sales do not include sales or transfers by Licensee to its Affiliates for resale; provided that the Net Sales calculation will include the amounts invoiced by such Affiliate on the resale of such Licensed Products.

Where Licensed Products are transferred or otherwise disposed of without consideration or with nominal consideration including for Licensee’s internal use but excluding samples provided in the ordinary course of business, Net Sales will be calculated based on the fair market price of the Licensed Product in the country of such transfer or disposition.

“Party” has the meaning set forth in the preamble.

“Payment Statement” has the meaning set forth in Section 6.4(b).

“Entity” means a corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31/the three (3) month period beginning on the first day of the calendar quarter following the Effective Date, and each successive three (3) month period thereafter.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Royalty” has the meaning set forth in Section 6.2.

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“Subsidiary” of a Entity means a corporation, partnership, limited liability company, or other business entity that is controlled by such Entity, and “control” has the meaning given to it in the definition of “Affiliate.”

“Term” has the meaning set forth in Section 17.1.

“Upfront Payment” has the meaning set forth in Section 6.1.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2.          Grant.

2.1           Patent and Know-How License. Subject to the terms and conditions of this Agreement and expressly conditioned on Licensee’s timely payment of the Upfront Fee, Licensor hereby grants to Licensee and its Affiliates during the Term a nontransferable, non-sublicensable, exclusive right and license under the Licensed Patents and Licensed Know-How to make, offer to sell, sell, and import Licensed Products in the Field of Use throughout the world.

2.2           No Laundering. The right and license granted to Licensee and its Affiliates hereunder are intended to cover only bona fide products or services of Licensee and its Affiliates and do not cover any activity of or arrangement with any third party for the primary purpose of extending rights under the Licensed Patents and Licensed Know-How to such third party or to cover such third party’s products.

2.3           Limited Grant. Except for the rights and licenses granted by Licensor under this Section 2, this Agreement does not grant to Licensee or any of its Affiliates or any other Entity any right, title, or interest by implication, estoppel, or otherwise. Without limiting the foregoing, nothing in this Agreement grants by implication, estoppel, or otherwise, any right, title, or interest in, to, or under any patents owned or controlled by Licensor or any of its Affiliates other than Licensed Patents. All rights, titles, and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.

3.          Transfer of Licensed Know-How. Promptly after the Licensee’s payment of the Upfront Payment in accordance with Section 6.1, Licensor shall disclose the Licensed Know-How to Licensee in such form and media as may be requested by Licensee. For the avoidance of doubt, all Licensed Know-How disclosed to Licensee hereunder is the Confidential Information of Licensor and subject to the confidentiality and non-disclosure obligations under Section 12, and Licensee’s use of any documentation, materials, or other information concerning the Licensed Know-How provided under this Section 3 is subject to the terms and conditions of this Agreement, including the scope of the license granted under Section 2. Upon Licensee’s reasonable request during the Term, Licensor shall make available one or more of its technical personnel to provide Licensee with reasonable technical assistance concerning the Licensed Know-How applicable to the Licensed Products. Licensor shall provide [up to eighty (80) hours of] such technical assistance at no additional cost to Licensee, except that Licensee shall reimburse Licensor for reasonable travel and other out-of-pocket expenses incurred by Licensor’s technical personnel in providing such technical assistance.

4.          [THIS SECTION INTENTIONALLY LEFT BLANK]

5.          Licensee Improvements. Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, license, with the right to grant sublicenses, to any of its Improvements and to and under all patents and patent applications owned or controlled by Licensee or its Affiliates claiming any Improvements, which Improvements may only be used outside of the Field of Use. Licensee shall disclose each Improvement to Licensor in writing within thirty (30) Business Days after its actual or constructive reduction to practice or acquisition. Licensee’s notice must include a summary of the subject matter claimed in its Improvement patent application/copy of its Improvement patent application.

6.          Royalties.

6.1           Upfront Payment. No upfront payment shall be required. The first payment due is the first minimum royalty payment of $50,000, which is due 30 days from the Effective Date (or, at Licensor’s discretion, $225,000 in a lump sum within 45 days from the Effective Date).

6.2           Royalty.

In consideration of the rights and licenses granted under this Agreement, Licensee shall pay to Licensor a royalty of three percent (3%) of Net Sales of all Licensed Products in the Field of Use throughout the world during the Term (“Royalty”). Royalty payments beyond the Minimum Royalty must be paid quarterly as set forth herein.

6.3          Taxes. Royalties and other sums payable under this Agreement are exclusive of taxes. Licensee will be responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local Governmental Authority on any amounts payable by Licensee hereunder, other than any taxes imposed on, or with respect to, Licensor’s income, revenues, gross receipts, personnel, or real or personal property, or other assets, and shall pay all such royalties and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law, Licensee shall pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.

6.4            Payment Terms and Royalty Statements.

(a)            Licensee shall pay all Royalties (beyond the Minimum Royalties) for each Quarterly Period within thirty (30) Business Days of the end of such Quarterly Period. Licensee shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor.

(b)           On or before the due date for all payments to Licensor pursuant to Section 6.2, Licensee shall provide Licensor with a statement (“Payment Statement”) showing for the relevant Quarterly Period:

(i)          the gross amount invoiced by Licensor or any of its Affiliates to any third party for the sale to such third party of Licensed Products;

(ii)         the type and amount of all deductions and offsets allocated with respect to such sale of Licensed Products;

(iii)        the calculation of Net Sales, including the applicable Royalty rate;

(iv)        the exchange rate used for calculating any Royalties; and

(v)        such other particulars as are reasonably necessary for an accurate accounting of the payments due pursuant to this Agreement.

(c)           If payments are not received by Licensor within thirty (30 Business Days after becoming due, Licensee shall pay to Licensor interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of two percent (2%) per month, or if lower, the maximum amount permitted under applicable Law.

7.          Records and Audit.

7.1           Records. Licensee shall keep complete and accurate records of its sales, transfers, and other dispositions of Licensed Product necessary for the calculation of payments to be made to Licensor hereunder. Licensee shall maintain such records for the longer of: (a) the period of time required by applicable Law, or (b) two (2) years following expiration or termination of this Agreement.

7.2           Audit.

(a)            Licensor, at its own expense, may at any time once every two (2) years, nominate an independent certified public accountant (“Auditor”) whom Licensee shall permit to have access to Licensee’s records during Licensee’s normal business hours for the purpose of verifying all payments made under this Agreement.

(b)            Licensor shall provide to Licensee a copy of the Auditor’s audit report within thirty (30) Business Days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 6.4(c), within thirty (30) Business Days after Licensee’s receipt of the audit report. If payments made by Licensee are found to be deficient by more than ten percent (10%), Licensee shall pay for the cost of the audit.

8.          [SECTION INTENTIONALLY LEFT BLANK]

9.           Challenges to Licensed Patents. Licensee shall not/Neither Licensee nor any of its Affiliates shall institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed Product does not infringe one or more claims of any Licensed Patent (“Licensed Patent Challenge”) until the expiration of ninety (90) Business Days after Licensee serves on Licensor written notice of Licensee’s or any Licensee Affiliate’s intention to bring or participate in a Licensed Patent Challenge. Licensee shall also provide to Licensor a complete written disclosure of each basis then known to Licensee or any Licensee Affiliate for the Licensed Patent Challenge and a copy of any document or publication that Licensee or any Licensee Affiliate may use in connection with the Licensed Patent Challenge. Licensee’s failure to comply with this provision will constitute a material breach of this Agreement. If a claim of a Licensed Patent is adjudged to be not invalid by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken, the Royalty due Licensor under this Agreement will increase to ten percent (10%) of the Net Sales for Licensed Product sales occurring on or after the date of entry of the judgment.

10.        Enforcement; Third-Party Infringement Claims.

10.1         Notice of Infringement or Third-Party Claims. If (a) either Party believes that any Licensed Patent or Licensed Know-How is being infringed or misappropriated by a third party in the Field of Use anywhere in the world, or (b) if a third party alleges that any Licensed Patent is invalid or unenforceable, or claims that a Licensed Product, or its use, development, manufacture, or sale infringes such third party’s intellectual property rights in the Field of Use anywhere in the world, the Party possessing such belief or awareness of such claims shall promptly provide written notice to the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

10.2         Right to Bring Action or Defend.

(a)            Licensor has the sole right and discretion to bring an infringement or misappropriation action concerning any Licensed Patent or the Licensed Know-How, defend any declaratory judgment action concerning any Licensed Patent or the Licensed Know-How, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent or the Licensed Know-How, and control the conduct thereof and attempt to resolve any claims relating to any Licensed Patent or the Licensed Know-How, including by (a) prosecuting or defending any inter partes review, post-grant review, covered business method patent review, opposition, derivation, interference, declaratory judgment, federal district court, US Patent and Trademark Office, US International Trade Commission, or other proceeding of any kind, and (b) taking any other lawful action that Licensor, in its sole discretion, believes is reasonably necessary to protect, enforce, or defend any Licensed Patent or Licensed Know-How. Licensor has the right to prosecute or defend any such proceeding in Licensor’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of Licensee and may join Licensee as a party if a court of competent jurisdiction determines Licensee is an indispensable party to such proceeding. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

(b)           Licensee shall and hereby does irrevocably and unconditionally waive any objection to Licensor’s joinder of Licensee to any proceeding described in Section 10.2(a) on any grounds whatsoever, including on the grounds of personal jurisdiction, venue, or forum non conveniens. If Licensor brings or defends any such proceeding, Licensee shall cooperate in all respects with Licensor in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested, and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like.

10.3         Recovery and Settlement. If Licensor undertakes the enforcement or defense of any Licensed Patent:

(a)           Licensor may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of Licensee, provided that Licensor shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of Licensee concerning the Licensed Patents and Licensed Know-How without Licensee’s prior written consent, which consent may not be unreasonably withheld or delayed.

10.4         If any suit, action, or other proceeding alleging invalidity or non-infringement of any Licensed Patent is brought against Licensee, Licensor, at its option, will have the right, within sixty (60) days after commencement of such suit, action, or other proceeding,] to intervene and take over the sole defense of the suit, action, or other proceeding at its own expense.

11.        Compliance with Laws.

11.1         Patent Marking. Licensee shall comply with the patent marking provisions of 35 USC § 287(a) by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the numbers of the relevant Licensed Patents or a web address that is freely accessible to the public and that associates the Licensed Products with the relevant Licensed Patents. Licensee shall also comply with the patent marking Laws of the relevant countries around the world.

11.2         [THIS SECTION INTENTIONALLY OMITTED]

11.3         Export Compliance. Licensee shall not, directly or indirectly, export or re-export the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable Laws.

12.        Confidentiality.

12.1        Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for five (5) years thereafter:

(a)           not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)          maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 12.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)          have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii)        have been apprised of this restriction; and

(iii)       are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 12.1, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 12.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

12.2       Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)           provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 12; and

(b)          disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 12, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

13.       Representations and Warranties.

13.1         Mutual Representations and Warranties. Each Party represents and warrants to the other party that as of the Effective Date:

(a)           it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)           it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)           the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d)           when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

13.2          Licensee Representation and Warranties. Licensee represents and warrants that it has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of any Licensed Patent; (b) prove that the Licensed Products are not covered by any claim of any Licensed Patent; or (c) cause any claim of any Licensed Patent to fail to issue or be materially limited or restricted as compared with its currently pending scope.

13.3          Licensor Representations and Warranties. Licensor represents and warrants that, to Licensor’s knowledge: (a) Licensor is the owner of the entire right, title, and interest in and to the Licensed Patents and Licensed Know-How; and (b) Licensor has not granted to any third party any licenses or other rights under the Licensed Patents and Licensed Know-How that are in conflict with the terms and conditions of this Agreement; and (c) the patents and patent applications identified on Schedule A are all the patents and patent applications owned by Licensor or any of its Affiliates as of the Effective Date that are necessary for the manufacture, use, sale, offer for sale, or importation of any Licensed Products in the Field of Use worldwide. For purposes of this Section 13.3, “Licensor’s knowledge” means the good faith understanding of the facts and information in the possession of Licensor’s officers as of the Effective Date, but without any duty to conduct any investigation with respect to such facts and information.

13.4        Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 13.3, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PRODUCTS, LICENSED KNOW-HOW, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, LICENSOR WILL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER ENTITY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY,

OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OF THE LICENSED PATENTS; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY LICENSOR; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

14.        Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSOR WILL NOT BE LIABLE TO LICENSEE OR ANY OTHER ENTITY FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

15.        Indemnification.

15.1         Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns against all Losses arising out of or resulting from any third party claim, suit, action, or other proceeding related to or arising out of or resulting from (a) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, or (b) use by Licensee of Licensed Patents or Licensed Know-How, or (c) any use, sale, transfer, or other disposition by Licensee of Licensed Products or any other products made by use of Licensed Patents or Licensed Know-How (each an “Action”).

15.2         Indemnification Procedure. Licensor shall notify Licensee in writing of any Action and cooperate with Licensee at Licensee’s sole cost and expense. Subject to Section 10, Licensee shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to Licensor to handle and defend the Action, at Licensee’s sole cost and expense. Licensee shall not settle any Action in a manner that adversely affects the rights of Licensor or its Affiliates without Licensor’s or its Affiliates’ prior written consent. Licensor’s or its Affiliates’ failure to perform any obligations under this Section 15.2 will not relieve Licensee of its obligation under Section 15 except to the extent Licensee can demonstrate that it has been materially prejudiced as a result of the failure. Licensor and its Affiliates may participate in and observe the proceedings at their own cost and expense with counsel of their own choosing.

16.        Insurance. Throughout the Term/Prior to using, selling, transferring, or otherwise disposing of any Licensed Product (including for the purpose of obtaining regulatory approvals), and for a period of two (2) years after the Term, Licensee shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability and professional liability (Errors and Omissions) insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Products and contractual liability coverage for Licensee’s defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits of not less than one million US dollars ($1,000,000) and professional liability insurance limits of not less than one million US dollars ($1,000,000), in each case as an annual aggregate for all claims each policy year. To the extent any insurance coverage required under this Section 16 is purchased on a “claims-made” basis, such insurance must cover all prior acts of Licensee during the Term, and be continuously maintained until at least two (2) years beyond the expiration or termination of the Term. Licensee shall have Licensor named in each policy as an additional insured. Upon request by Licensor, Licensee shall provide Licensor with certificates of insurance or other reasonable written evidence of all coverages described in this Section 16. Additionally, Licensee shall provide Licensor with written notice at least thirty (30) Business Days prior to Licensee cancelling, not renewing, or materially changing the insurance.

17.       Term and Termination.

17.1         Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 17.2, will continue in full force and effect for each Licensed Product on a Licensed Product-by-Licensed Product and country-by-country basis for three years (the “Term”).

17.2         Termination for Cause. Licensor may terminate this Agreement immediately by giving written notice to Licensee if:

(a)           Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) Business Days after Licensor’s written notice to make such payment, including the payment of interest in accordance with Section 6.4(c);

(b)           Licensee breaches this Agreement (other than through a failure to pay any amounts due under this Agreement) and, if such breach is curable, fails to cure such breach within thirty (30) Business Days of Licensor’s written notice of such breach;

(c)            Licensee: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iv) makes or seeks to make a general assignment for the benefit of creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(d)           Licensee undergoes a Change of Control.

17.3         Effect of Termination.

(a)           Within thirty (3) Business Days after termination or expiration of this Agreement, Licensee shall: (i) submit a Payment Statement to Licensor, and any payments due Licensor will become immediately payable with submission of the final Payment Statement; (ii) immediately cease all activities concerning, including all practice and use of, the Licensed Patents and Licensed Know-How, except as expressly permitted under Error! Bookmark not defined. Error! Reference source not found.; and (iii) within sixty (60) Business Days after termination or expiration: (A) return to Licensor all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Confidential Information; (B) permanently erase such Confidential Information from its computer systems; and (C) certify in writing to Licensor that it has complied with the requirements of this Section 17.3(a).

17.4         Survival. The rights and obligations of the Parties set forth in this Section 17.4 and Section 1 (Definitions), Section 6 (Royalties), Section 9 (Challenges to Licensed Patents), Section 12 (Confidentiality), Section 13 (Representations and Warranties), Section 15 (Indemnification), Section 17.3 (Effect of Termination), and Section 18 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

18.       Miscellaneous.

18.1         Force Majeure. Licensor will not be in default by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any circumstance or cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning.

18.2         Further Assurances. Each Party shall, upon the request, and at the sole cost and expense, of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

18.3         Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

18.4         No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other party, which may not be unreasonably withheld or delayed.

18.5         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	David L. Hecht, Hecht Partners LLP 125 Park Avenue, 25th Floor New York, New York 10017 646-266-8753
If to Licensee:	Global Innovative Platforms Inc. 629 Guild Drive, Venice, Florida 34285 31andrewbrown@gmail.com Attention: Andrew Brown

Notices sent in accordance with this Section 18.5 will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the first (1st) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

18.6         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

18.7         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

18.8         Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; and (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

18.9         Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licensor’s prior written consent. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 18.9 is void. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

18.10       No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Entity any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

18.11       Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.12       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.13       Governing Law; Submission to Jurisdiction.

(a)           This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Florida, United States of America.

(b)           Any action, suit, or other proceeding arising out of or related to this Agreement, the licenses granted hereunder, or the validity or enforceability or scope of any Licensed Patent claim, or whether a Licensed Product infringes a Valid Claim, including any Licensed Patent Challenge, or Licensee’s obligations concerning the Licensed Know-How must be instituted exclusively in the federal courts of the United States or the courts of the State of Florida, in each case located in the Middle District of Florida Each Party irrevocably submits to the non-exclusive/exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any action, suit, or other proceeding brought in any such court.

18.14       Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

18.15       Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

18.16       Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its actual attorneys’ fees and court costs from the non-prevailing Party.

18.17       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, or other means of electronic transmission (to which assigned PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Defiant Technologies Inc. By /s/ Robert Tavzel Name: Robert Tavzel Title: CEO
Global Innovative Platforms Inc. By /s/ Andrew Brown Name: Andrew Brown Title: CEO

Schedule A Licensed Patents

Defiant Patents, licenses, logos, and trade secrets

Defiant owned patents:

US Patent #8,635,901, Folded passage gas chromatography column, January 28, 2014.

Defiant patents licensed non-exclusively from Sandia National Laboratories: a 2% royalty is paid for any product containing a licensed technology

US Patent #6,820,469, Microfabricated Teeter-Totter Resonator, November 23, 2004

US Patent #6,823,720, Method for Chemical Sensing Using a Microfabricated Teeter-Totter Resonator, November 30, 2004

U.S. Patent 5,858,457, Process to Form Mesostructured Films, January 12, 1999

U.S. Patent 7,168,298, Mass-Sensitive Chemical Preconcentrator, January 30, 2007

US Patent # 7,273,517, Non-Planar Microfabricated Gas Chromatography Column, September 25, 2007.

U.S. Patent 7,118,712 Non-Planar Chemical Preconcentrator, October 10, 2006

US Patent # 7,685,864, Modular manifold for integrated fluidics and electronics, March 30, 2010.

US Patent #7,799,280, Tortuous Path Chemical Preconcentrator, September 21, 2010.

U.S. Patent 7,727,314, Methods for Improved Preconcentrators, June 01, 2010

US Patent #8,298,488, Microfabricated thermionic detector, October 30, 2012.

U.S. Patent 6,171,378, Chemical Preconcentrator, January 9, 2001

Logos: none are copyrighted at this time

Trade secrets:

Coating for our sample collectors are covered under non-exclusive patents, but the precise formulation and application techniques are not disclosed.

Coatings for the gas separation columns are commercially available, but the techniques to apply the coatings to the inner surface are not disclosed.

Other intellectual properties:

Ellvin™ Gas Chromatography software, this is proprietary software that runs all our instruments

Firmware that runs all Defiant Technologies’ products

Photo masks and designs for micro fabricated components. Established vendors and techniques for fabrication. Both gas chromatography columns and sample collectors are protected by these difficult-to-replicate design elements and existing patents listed above

Product designs and mechanical drawings for production